Exhibit 10.2

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into as of November 8, 2018, by and between Judd T. Nystrom (the “Executive”) and At Home RMS Inc., a Delaware corporation and assignee of Garden Ridge Corporation (the “Company”), and solely for the purpose of Section 2(a), At Home Group Inc. (“At Home Group”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”).  The Parties acknowledge that the terms and conditions of this Agreement have been voluntarily agreed to and are intended to be final and binding.

RECITALS

WHEREAS, the Executive is employed with the Company pursuant to the terms of that certain Employment Agreement dated January 25, 2013, as amended by an Amendment to Employment Agreement dated November 1, 2013 and as further amended by an Amendment to Employment Agreement dated June 7, 2018 (as amended, the “Employment Agreement”);

WHEREAS, the Executive has given notice to the Company that he desires to voluntarily terminate his employment with the Company no later than January 1, 2019, and, at the Company’s request, the Executive has agreed to provide at least 7 days’ prior written notice of a specific date of termination (the actual date of termination being “Termination Date”);

WHEREAS, the Parties mutually agree that, between September 28, 2018 and the Termination Date, the Executive shall commence and complete an orderly transition of his responsibilities as the Chief Financial Officer of the Company and any of its subsidiaries and affiliates (collectively, the “Company Group”) to such person(s) as the Chief Executive Officer of the Company (“CEO”) shall specify;

WHEREAS, the Parties mutually agree that, effective as of the September 28, 2018, the Executive ceased to serve as the Chief Financial Officer of the Company and in all other officer or director capacities with the Company Group;

WHEREAS, effective as of the Termination Date, the Executive shall cease to serve as an employee of the Company Group; and

WHEREAS, as a condition precedent and a material inducement for the Company to make available to the Executive the benefits set forth in this Agreement, the Executive has agreed to execute this Agreement and be bound by the provisions herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for the monetary and other consideration set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.              Employment through Termination Date.  Unless the Executive voluntarily resigns prior to the Termination Date, the Company agrees to employ the Executive through the Termination Date and pay to the Executive a base salary of $37,500 per month, subject to withholding and other applicable taxes, through the Termination Date.  In addition, unless the Executive resigns on or prior to the Termination Date, and subject to the Release (as defined in

Section 3 hereof) having become irrevocable within thirty (30) days following the Termination Date, shall be entitled to payment of an unprorated bonus (based on his current target bonus percentage in consideration of actual performance) as and when such bonus is determined in accordance with the Company’s current performance bonus plan, subject to approval by the Compensation Committee of the Company (to the same extent as approval is required of bonuses for other officers of the Company); the payment date shall be the date on which bonuses attributable to other officers of the Company are paid.

2.              Separation from Service.  Effective as of September 28, 2018 the Executive ceased to hold the title of Chief Financial Officer of the Company and, on such date, shall be deemed to have resigned from all positions as an officer or director of the Company Group.  Notwithstanding the preceding sentence, from September 28, 2018 through the Termination Date, unless the Executive voluntarily resigns from the Company, he shall continue to be an employee of the Company and during such time shall be obligated to commence and complete an orderly transition of the responsibilities as the Chief Financial Officer of the Company and any of its subsidiaries and affiliates to such person(s) as the Chief Executive Officer of the Company shall specify, including without limitation review of and providing input with respect to the Company’s documentation associated with the reporting of results of performance for the third quarter of its 2019 fiscal year.  The Parties agree that, effective as of the Termination Date, the Executive shall automatically cease to be an employee of the Company and shall be deemed to have resigned from all positions associated with the Company Group and shall no longer be authorized to incur any expenses, obligations or liabilities on behalf of the Company or any of its subsidiaries or affiliates.

(a)                                 Transition Payment.  Subject to the Release (as defined in Section 3 hereof) having become irrevocable within thirty (30) days following the Termination Date and, subject further to Final Confirmation (hereafter defined), the Company shall pay the Executive the sum of $2,000,000, subject to withholding and other applicable taxes, which amount has been determined by the Compensation Committee to be an appropriate payment pursuant to the terms of Section 3.5 of the Employment Agreement.  “Final Confirmation” means the confirmation by Larry Stone, as Chairman of the Compensation Committee, after consultation with the CEO, that the Executive has satisfactorily completed the transition of his responsibilities as set forth herein.

(b)                                 COBRA Continuation Coverage.  Regardless of whether the Executive executes the Release described in Section 3 of this Agreement, the Executive will be entitled to elect COBRA continuation coverage for the Executive and his eligible dependents in accordance with the terms and conditions of applicable law.

(c)                                  Exclusive Payments.  The Executive and the Company agree that, except as expressly set forth in this Agreement, the Executive shall not be entitled to receive any additional compensation, bonuses, incentive compensation, payment of accrued, but unused paid time off, benefits or other consideration from the Company in connection with or in any way related to his termination from, or prior employment by, the Company.

3.                                      Release of Claims by the Executive.  As set forth above, the Company’s obligation to provide the benefits contemplated by Section 2(a) is conditioned on the Executive’s having executed and delivered to the Company of the Release of Claims substantially in the form attached as Exhibit A hereto (the “Release”) on or following the Termination Date and such Release having become effective and irrevocable within thirty (30) days following the Termination Date.

4.                                      Return of Company Property.  On or before the Termination Date, the Executive shall return to the Company all Company Group property he is aware of or reasonably should be aware of being in his possession, including, without limitation, any keys, access cards, credit cards, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Company Group, its business, executives, and customers, and, the Executive represents that he will not retain copies, in whatever form, of any such materials or documents; provided, that to the extent he later becomes aware of Company Group property in his possession, the Executive shall promptly upon discovery return to the Company all such Company Group property.  Notwithstanding anything to the contrary set forth herein, the Company hereby acknowledges and agrees that the Executive may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records.

5.                                      Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Nondisparagement.  In consideration of and as a condition to the receipt of the benefits pursuant to Section 2(a), the Executive agrees to the following covenants:

(a)                                 Unauthorized Disclosure.  The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been exposed to and has received information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 5(a) or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information.  The Executive agrees that at all times the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner, unless required or permitted by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible.  This confidentiality covenant has no temporal, geographical or territorial restriction.  Notwithstanding the foregoing, nothing herein shall prevent the Executive from disclosing Confidential Information to the extent required by law.  Additionally, nothing herein shall preclude the Executive’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower or similar provisions of any such law or regulation; provided that in each case such communications and disclosures are consistent with applicable law.  Nothing herein shall preclude the Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower or similar program.  The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  The Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, provided that such filing is made under seal.  If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and use the trade secret information in any related court proceeding, provided that the Executive files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

(b)                                 Provisions under Employment Agreement.  Executive acknowledges and agrees that he is bound by the terms of the Employment Agreement following the Termination Date, including without limitation Section 4 thereof, all of which are hereby ratified and affirmed.  In the event of a breach or violation of any aspect of Section 4 of the Employment Agreement, the Company shall have all the rights and remedies set forth in the Employment Agreement.

(c)                                  Non-Disparagement.  From and after the date hereof the Executive agrees not to make any statement (directly or through his representatives) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company Group or any of the officers, directors or equityholders of the Company Group, regardless of whether such statement is oral or written, direct or indirect or true or false; provided that the limitations set forth in this Section 5(c) shall not apply in respect of any statement that is required to be made by applicable law.

(d)                                 Remedies.  The Executive agrees that any breach of the terms of this Section 5 would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the

Company may be entitled at law or in equity.  The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 5 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and the Executive’s material participation in the strategic direction and operation of such businesses.

6.                                      Notices.  Any notice required or desired to be delivered hereunder shall be in writing and shall be delivered personally, by courier service, or by certified mail, return receipt requested, and shall be effective when actually delivered to the Party to whom such notice shall be directed and shall be addressed as follows (or to such other address as the Party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:                                                             At Home RMS Inc.

1600 E. Plano Parkway

Plano, Texas 75074

Attn: General Counsel

If to the At Home Group:                                                  At Home Group Inc.

1600 E. Plano Parkway

Plano, Texas 75074

Attn: General Counsel

If to the Executive, at his last address on file with the Company.

7.                                      Severability.  Each provision hereof and portion thereof is severable, and if one or more provisions hereof or portions thereof are declared invalid, the remaining provisions and portions thereof shall nevertheless remain in full force and effect.  If any provision of this Agreement or portion thereof is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

8.                                      No Waiver.  No delay on the part of any of the Parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof.  The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

9.                                      Counterparts.  This Agreement may be executed via facsimile or electronic transmission (e.g., “.pdf”) and in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

10.                               Successors.  This Agreement shall be binding upon any and all successors and assigns of the Parties.  In the event of the Executive’s death, all outstanding payments resulting from this Agreement, to the extent not already paid, shall be null and void.

11.                               Governing Law.  Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

12.                               Amendments.  This Agreement may be modified, amended or supplemented only by a written agreement executed by the Parties; provided, that the observance of any provision of this Agreement may be waived by the Party that will lose the benefit of such provision as a result of such waiver in a writing expressly stating which observance is being waived.

13.                               General Interpretive Principles.  The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.  Any reference to a Section of the Internal Revenue Code of 1986, as amended, shall be deemed to include any successor to such Section.

14.                               Section 409A.  The Parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), or an exemption from Section 409A, and that all provisions of this Agreement shall be interpreted accordingly.

15.                               Withholding.  Notwithstanding anything in this Agreement to the contrary, the Company shall have the right to deduct from any amount payable under this Agreement any taxes or other amounts required by applicable law to be withheld.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

AT HOME RMS INC.

By:	/s/ MARY JANE BROUSSARD
Name: Mary Jane Broussard
Title: Vice President, General Counsel

EXECUTIVE

/s/ JUDD T. NYSTROM
Judd T. Nystrom

[SIGNATURE PAGE TO SEPARATION AND RELEASE AGREEMENT (NYSTROM)]

Exhibit A
Release of Claims

You are advised to consult an attorney before signing this Release of Claims.

1.             In consideration of the payments and benefits to be provided under the Separation and Release Agreement, dated as of [•], 2018 (the “Separation Agreement”), by and between Judd T. Nystrom (the “Executive”) and At Home RMS Inc. (the “Company”) (each of the Executive and the Company, a “Party” and collectively, the “Parties”), the sufficiency of which the Executive acknowledges, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Separation Agreement, the Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute, excepting only:

A.                                    rights of the Executive arising under, or preserved by, this Release or Section 2 of the Separation Agreement;

B.                                    the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

C.                                    claims for benefits under any health, disability, retirement, life insurance or other, similar employee benefit plan (within the meaning of Section 3(3) of ERISA) of the Company Affiliated Group;

D.                                    rights to indemnification the Executive has or may have under the by-laws or certificate of incorporation of any member of the Company Affiliated Group or as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

E.                                     rights granted to the Executive during the Executive’s employment related to the grant of the Option, as modified by the Separation Agreement.

2.             The Executive acknowledges and agrees that this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.             This Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4.             The Executive specifically acknowledges that his acceptance of the terms of this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.             The Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Release.  If the Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release.  If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed.  If such a revocation occurs, the Executive shall irrevocably forfeit any right to the benefits set forth in Section 2(a) of the Separation Agreement, but the remainder of the Separation Agreement shall continue in full force.

6.             The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

7.             The Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to this Release, and has been given a sufficient period within which to consider this Release.

8.             The Executive acknowledges that this Release relates only to claims that exist as of the date of this Release.

9.             Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect.  If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

10.          This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein. For the avoidance of doubt, however, nothing in this Release shall constitute a waiver of any Company Released Party’s right to enforce any obligations of the Executive under the Separation Agreement that survive the Separation Agreement’s termination, including without limitation, any non-competition covenant, non-solicitation covenant or any other restrictive covenants contained therein.

11.          The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any party thereafter to enforce each and every such provision in accordance with the terms of this Release.

12.          This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile or electronic transmission (e.g., “.pdf”) shall be deemed effective for all purposes.

13.          This Release shall be binding upon any and all successors and assigns of the Executive and the Company.

14.          Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

[signature page follows]

IN WITNESS WHEREOF, this Release has been signed as of                      .

Judd T. Nystrom

[SIGNATURE PAGE TO RELEASE OF CLAIMS]